EX-99.23.j


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         As the independent registered public accounting firm, we hereby consent to the use of our report dated July 19, 2004 for the CCMI Equity Fund, CCMI Bond Fund and CCMI North Carolina Tax-Exempt Bond Fund (the "Funds") and to all references to our firm in or made a part of this Post-Effective Amendment No. 24 to CCMI Funds' Registration Statement on Form N-1A (file No. 33-45753), including references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors" in the Statements of Additional Information.



/s/ Cohen McCurdy, Ltd.
Cohen McCurdy, Ltd.
Westlake, Ohio

December 10, 2004